Cytomedix Cytomedix, Inc.
416 Hungerford Drive, Ste. 330, Rockville, MD 20850
Ph: (240) 499-2680 Fax: (240) 499-2690
www.cytomedix.com

March 14, 2008

Mr. Martin P. Rosendale
1915 Long Corner Road
Mount Airy, MD 21771

Re: **Cytomedix, Inc. (the "Company" or "Cytomedix") – Employment Letter**

Dear Martin:

On behalf of the Company, I am pleased to offer you the position of Executive Vice President and Chief Operating Officer ("EVP & COO") and the following compensation and other benefits on the terms and conditions set forth in this letter of Agreement and Exhibit A attached hereto and incorporated herein (the "Agreement"). We will recommend to the Company's Board of Directors (the "Board"), your appointment as the Company's Chief Operating Officer and a corporate officer at the Board's next scheduled meeting.

Subject to the terms and conditions herein, the Company agrees to employ you as EVP & COO, based in and around the Rockville, MD area, reporting directly to Kshitij Mohan, Cytomedix Chairman of the Board and Chief Executive Officer. By your acceptance of this Agreement, you accept employment as the EVP & COO and, when approved by the Board, will commence your employment with the Company effective as of March 24, 2008 (the "Effective Date") and agree to devote your full working time and efforts to the best of your ability, experience, and talent, to the performance of services, duties and responsibilities as set forth herein.

During the term of your employment with the Company, you shall be responsible for: (i) overseeing the Company's operational aspects including sales and marketing, manufacturing, business development and administrative operations; (ii) assisting and supporting the Company's research and development activities; and (iii) performing such responsibilities, duties and authority, and to render such services for and in connection with the Company and affiliates as are customary in such position and as the Chairman and CEO shall from time to time reasonably direct.

You also agree to provide the services set forth hereunder on a full-time basis and to devote all necessary time and attention to the furtherance of the business and interests of the Company, and to perform your duties set forth herein diligently and promptly for the benefit of Company, strictly and faithfully upholding the Company's policies. During your employment hereunder, you shall not, without prior written consent of the Board, undertake or accept any other paid or unpaid employment, occupation or services as a consultant or otherwise, or engage in or be associated with, directly or indirectly, any other businesses, duties or pursuits, including without limitation, any academic occupation except for strictly *de minimis* non-commercial or non-business activities, which do not affect the adequate performance of your obligations hereunder.

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You agree to comply with all personnel policies and procedures of the Company as the same now exist or may be hereafter implemented by the Company from time to time, including those policies contained in the Company's Code of Conduct and Ethics which sets forth policies and procedures generally for employees of the Company to the extent not inconsistent with this Agreement.

Your term of employment shall commence as of the Effective Date and continue until terminated by you or by the Company in accordance with the notice provisions provided herein. Your employment with the Company will be "at will" and shall not be for any specific term and may be terminated by you or the Company at any time with or without cause. In the case of termination by you or by the Company, and if so requested by the Company, you agree to remain the Company's Executive Vice President and Chief Operating Officer, for a period of sixty (60) days from the date of notice of termination.

You shall receive a base salary ("Base Salary") at the rate of $200,000 per annum during the term of your employment. The Board shall review your annual Base Salary for potential increase each year. Any increase in Base Salary which has been approved by the Board shall constitute "Base Salary" hereunder. You will be entitled to receive an annual bonus equal to 30% of your Base Salary for the prior fiscal period if, in the sole opinion and discretion of the Board, you have fully met the budgeted sales targets of the Company and all other performance objectives, including all targets, written or oral, set by the CEO or the Board. In addition, we will recommend to the Board to grant you 200,000 options under the Company's Long-Term Incentive Plan (the "LTIP") at an exercise price equal to the closing stock price of Cytomedix on the date that the Board determines to approve such stock option grant, which grant, if and when approved by the Board, shall vest as follows: 20,000 of these options will vest 90 days after the Effective Date, and the remainder will vest in three equal installments of 60,000 options at the first, second and third annual anniversaries of the Effective Date for the duration of your employment at the Company and as long as you are employed at Cytomedix on the date of vesting. The stock option grant, if and when approved by the Board, shall be made in accordance with the terms and conditions of the LTIP.

Upon termination of your employment by either you or the Company, you shall not be entitled to any payments of your Base Salary for periods after the termination date. Base Salary shall be payable in accordance with the ordinary payroll practices of the Company. Currently, the payroll periods end on the 15th and final days of each month. Payment of all compensation hereunder shall be subject to customary withholding tax and other employment taxes as may be required under applicable rules and regulations

The Company shall pay or reimburse all reasonable travel and entertainment expenses incurred by you in connection with the performance of your duties under this Agreement, including such travel as may be required or appropriate in your discretion, consistent with duly approved Company budgets, to fulfill the responsibilities of your office, all in accordance with such policies and procedures as the Company may from time to time establish for senior officers and as required to preserve any deductions for federal income taxation purposes to which the Company may be entitled and subject to the Company's normal requirements with respect to reporting and documentation of such expenses.

You will be eligible for medical, dental, life, and disability insurance, participation in the Company's 401(k) plan, and other benefits available to all full-time employees, subject to any applicable length of employment requirements. You will also be entitled to 15 business days (which will increase as per the policies of the company based on your years of service with the

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Company) of paid vacation in each calendar year, which may be taken at such times as are consistent with your responsibilities hereunder.

This Agreement, including the attached Exhibit A, contains the entire understanding among the parties hereto and supersedes in all respects any prior or other agreement or understanding among the parties with respect to your employment. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

You hereby represent and warrant to the Company that to the best of your knowledge: (i) the execution, delivery and performance of this Agreement by you do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which you are a party or by which you are bound, (ii) you are not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of you, enforceable in accordance with its terms. You hereby acknowledge and represent that you fully understand the terms and conditions contained herein.

Each party hereto shall be solely responsible for any and all legal fees incurred by him or it in connection with this Agreement, including the enforcement of this Agreement. This Agreement may only be amended by written agreement of the parties hereto.

This Agreement shall be governed by and construed under the laws of the State of Delaware.

By your signature below, you agree that this Agreement, including Exhibit A, shall be binding upon and inure to the benefit of your heirs and representatives and the assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by you or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to the stock, assets or business of the Company.

Very truly yours,

CYTOMEDIX, INC.

Kshitij Mohan

By: Kshitij Mohan
CEO

Date: March 14, 2008

I have read and hereby accept the terms of this Agreement.

Martin P. Rosendale

Martin P. Rosendale

Date: 14 MARCH 2008

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Exhibit A

Addendum to the Employment Letter

In connection with the Agreement, Mr. Martin P. Rosendale ("Employee") hereby agrees as follows:

(a) Confidentiality. The parties hereto recognize that a major need of the Company is to preserve its specialized knowledge, trade secrets, and confidential information. The strength and good will of the Company is derived from the specialized knowledge, trade secrets, and confidential information generated from experience with the activities undertaken by the Company and its affiliates. The disclosure of this information and knowledge to competitors would be beneficial to them and detrimental to the Company, as would the disclosure of information about the marketing practices, pricing practices, costs, profit margins, design specifications, analytical techniques, and similar items of the Company and its affiliates. The Employee acknowledges that the proprietary information, observations and data that will be obtained by him while employed by the Company concerning the business or affairs of the Company are the property of the Company. By reason of him being a senior executive of the Company, the Executive has or will have access to, and has obtained or will obtain, specialized knowledge, trade secrets and confidential information about the Company's operations and the operations of its subsidiaries, which operations extend throughout the United States. Employee shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information (as defined below) pertaining to the business of the Company or any of its affiliates, except (i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Employee to divulge, disclose or make accessible such information. For purposes of this Exhibit A, "Confidential Information" shall mean non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information of the Company or its affiliates (hereinafter referred to as the "Protected Group") or the Company's existing or potential customers. Confidential Information does not include information which: (i) becomes generally available to the public, unless said Confidential Information was disclosed in violation of a confidentiality agreement; or (ii) becomes available to Executive on a non-confidential basis from a source other than the Company or its agents, provided that such source is not bound by a confidentiality agreement with the Company.

(b) Non-solicitation, non-competition. During the term of Employee's employment with the Company and for twelve (12) months thereafter, Employee agrees that, without the prior written consent of the Company, (A) he will not, directly or indirectly, in the United States, participate in any Position (as defined below) in any business which is in competition with any business of the Protected Group and (B) he shall not, on his own behalf or on behalf of any person, firm or company, directly or indirectly, solicit or offer employment to any person who has been employed by the Protected Group at any time during the twelve (12) months immediately preceding such solicitation, and (C) he shall not, on his own behalf or on behalf of any person, firm or company, solicit, call upon, or otherwise communicate in any way with any client, customer, prospective client or prospective customer of the Company or of any member of the Protected Group for the purposes of causing or of attempting to cause any such person to purchase products sold or services rendered by the Company or by any member of the Protected Group from any person other than the Company or any member of the Protected Group. The term

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"Position" shall include, without limitation, a partner, director, holder of more than 5% of the outstanding voting shares, principal, executive, officer, manager or any employment or consulting position. It is acknowledged and agreed that the scope of the clause as set forth above is essential, because (i) a more restrictive definition of "Position" (e.g. limiting it to the "same" position with a competitor) will subject the Company to serious, irreparable harm by allowing competitors to describe positions in ways to evade the operation of this clause, and substantially restrict the protection sought by the Company, and (ii) by allowing Employee to escape the application of this clause by accepting a position designated as a "lesser" or "different" position with a competitor, the Company is unable to restrict the Employee from providing valuable information to such competing company to the harm of the Company.

For purposes of this Exhibit A, a business shall be deemed to be in competition with the Protected Group if it is principally involved in the purchase, sale or other dealing in any property or the rendering of any service purchased, sold, dealt in or rendered by the Protected Group as a material part of the business of the Protected Group within the same geographic area in which the Protected Group effects such purchases, sales or dealings or renders such services.

Employee and the Company agree that this covenant not to compete is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so modified. Employee agrees that any breach of the covenants contained in this Exhibit A would irreparably injure the Company. Accordingly, Employee agrees that the Company may, in addition to pursuing any other remedies it or they may have in law or in equity, cease making any payments otherwise required by this Agreement and obtain an injunction against Employee from any court having jurisdiction over the matter restraining any further violation of this Agreement by Employee.

(c) Non-disparagement. Employee agrees that he will not, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement that is likely to have the effect of undermining or disparaging the reputation of the Company or any member of the Protected Group, or their good will, products, or business opportunities, or that is likely to have the effect of undermining or disparaging the reputation of any officer, director, agent, representative or employee, past or present, of the Company or any member of the Protected Group. The Company agrees that it shall not, directly or indirectly, engage in any conduct or make any statement that is likely to have the effect of undermining or disparaging the reputation of Employee.

I have read and hereby accept the terms of this Exhibit A.

Martin P. Rosendale

Mr. Martin P. Rosendale

Date: 14 MARCH 2008